FOR IMMEDIATE RELEASE www.sun.com/news	EXHIBIT 99.1

Contact: allpress@sun.com

SUN MICROSYSTEMS STANDS BEHIND ITS CUSTOMERS

AND COMMUNITIES, SETTLING OUTSTANDING LITIGATION

WITH EASTMAN KODAK COMPANY

Settlement Assures Sun’s Java™ Communities Will Not Be Affected by Kodak Patents

SANTA CLARA, Calif. — Oct. 7, 2004 — Without admitting or denying allegations, Sun Microsystems has entered into a formal settlement agreement with the Eastman Kodak Company to settle all claims in pending litigation between the parties. The matter was being heard in the U.S. District Court for the Western District of New York.

The settlement involves a cost to Sun of $92 million. In exchange, Sun receives a license under all Kodak patents for the benefit of the Java™ technology and under the patents in the lawsuit for any and all purposes. The settlement assures customers worldwide that Sun will stand behind its products and intellectual property, and eliminates any uncertainty that could result from a protracted law suit and appeal.

“Sun’s Java Communities represent the future of the Internet. The Communities’ vitality, along with the safety of every other open community in which Sun participates, from OpenOffice.org to the upcoming open Solaris™ OS community, are of paramount concern to us,” said Jonathan Schwartz, president and chief operating officer, Sun Microsystems Inc. “We are eager to put this punitive litigation behind us, to have reached a decision in the best interest of our stockholders, customers and employees, and to focus our future activities on the evolution of the Internet and Sun’s place within it.”

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision — “The Network Is The Computer™” — has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 100 countries and on the World Wide Web at http://sun.com. Subscribe to Sun newswire at http://sun.com/news.

FOR MORE INFORMATION

Media and Industry Analyst Contact:

May G. Petry

Sun Microsystems Inc.

650-786-0034

may.petry@sun.com

Investor Contact:

Paul Ziots

Sun Microsystems Inc.

650-786-0411

paul.ziots@sun.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Sun’s belief that the settlement assures customers worldwide that Sun will stand behind its products and intellectual property and eliminates any uncertainty that could arise from a protracted law suit and appeal, Sun’s belief that the Java Communities represent the future of the Internet, Sun’s belief that it has reached a decision that is in the best interests of our stockholders, customers and employees and Sun’s intent to focus our future activities on the evolution of the Internet and Sun’s place within it. Factors that could cause results to differ include risks associated with lack of success in future litigation, failure of the Java Communities to continue to prosper on the Internet, lack of success in maintaining the Kodak licenses and Sun’s inability to continue to innovate and focus on the Internet. These and other risks are detailed from time to time in Sun’s periodic reports that are filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended June 30, 2004.

Copyright©2004 Sun Microsystems, Inc. Sun, Sun Microsystems, Java, Solaris and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.

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